Exhibit 99.1

Mabwe Minerals Inc. Enters Into Letter of Intent with Fonon Technologies, Inc. and Establishes Bulldog Minerals & Metals Corp

January 22, 2015
MBMI Positions Shareholders For Success

FREEHOLD, NJ-(Marketwired-January 22, 2015)-Mabwe Minerals Inc. (OTCQB:MBMI) (the “Company”), a natural resources company focused on mineral and metal resource acquisition, exploration and development, is pleased to announce the company has entered into a Letter of Intent (LOI) to acquire certain assets of Fonon Technologies in exchange for a majority of the issued and outstanding shares of Mabwe Minerals Inc.  Upon completion of the agreement, Fonon Technologies will assume full control of Mabwe Minerals.  Al Pietrangelo, President & CEO stated, “It is always about our shareholders and Fonon Technologies is the right partner at the right time.  With more than a quarter century of building laser based materials processing systems with a diverse set of Fortune 500 companies, the future is very bright for our shareholders as Fonon Technologies is rapidly emerging in one of the hottest industry sectors, namely; Additive Manufacturing with 3D Metal Printing Systems based on Direct Metal Laser Sintering (DMLS), and Subtractive Manufacturing with 3D Engraving and Cutting Systems.  Fonon Technologies’ portfolio of intellectual property, knowhow & inventions should dramatically change the way in which 3D Metal Manufacturing Systems are designed for application specific requirements.”

In other news, Mabwe Minerals is pleased to announce the formation of Bulldog Minerals & Metals to the benefit of all Mabwe Minerals shareholders.  As our shareholders know, to move into commercial production of Dodge Mine barite and limestone, the company requires specific capital equipment to sort Dodge Mine barite to meet industrial grade requirements and vertically integrate, via milling, its oil & gas sector barite for value-added revenue.  Coupled with a mobile rolling crusher to reduce mining cost, the company has been discussing financing options in both the public and private sectors.  The company has determined that the best solution is to place the assets of Mabwe Minerals into the private sector as there are multiple interested parties providing more flexibility and options for our shareholders.  As such, on a record date to be announced, all Mabwe Minerals shareholders on record will own the same percentage of Bulldog Minerals & Metals.  Al Pietrangelo summarized, “Our loyal shareholders are our greatest asset.  Their investment decision and patience is soon to be realized.  Not only do they maintain the same percentage ownership of Bulldog Minerals & Metals compared to their percentage ownership of Mabwe Minerals on the soon to be announced record date, their Mabwe Minerals shares will convert to Fonon Technologies shares materially reducing their investment risk in creating two sources of return on their investment in two diverse market sectors.”

About Mabwe Minerals Inc.
Mabwe Minerals Inc. (OTCQB: MBMI) is a U.S. based natural resources and hard asset company engaged in the mining, logistics and commercial sales of industrial minerals and metals, with first focus on barite and limestone at Dodge Mine. Raptor Resources Holdings owns 90 million shares of Mabwe Minerals or approximately 64% of its issued and outstanding shares of common stock.

To learn more about Mabwe Minerals, visit http://mabweminerals.com

About Fonon Technologies, Inc.

Fonon Technologies is the recognized leader of industrial grade Fiber and CO2 laser-based materials processing systems.  We offer cutting-edge Additive Manufacturing Solutions for 3D Metal Printing Systems based on Direct Metal Laser Sintering (DMLS) and Subtractive Manufacturing Solutions for 3D Marking, Engraving and Cutting Systems including our patented Zero Width laser Cutting Technologies™.    Our systems are used world-wide in the semiconductor, flat panel display, automotive, aerospace, industrial, defense, electronic and medical industries with a portfolio of intellectual property, knowhow & inventions placing our company in the unique position to offer both standard systems or systems designed around the unique applications of our customers.

To learn more about Fonon Technologies, visit:  http://fonon.us

Notice Regarding Forward-Looking Statements
Statements regarding financial matters in this press release other than historical facts are “forward-looking statements” (“FLS”) within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. FLS include statements predictive in nature, depending upon or referring to future events / conditions, including words like “believes,” “anticipates,” “intends,” “plans,” “expects,” and similar expressions. Statements concerning future financial performance (revenues, earnings, and growth rates), ongoing business strategies / prospects, and future actions, which may be provided by management, are also FLS as defined by the Act. The actual and any future results, performance or achievements of the Company, expressed or implied, may be materially different and vary significantly for different reporting periods due to FLS that involve known and unknown risks and other factors. Management believes that the assumptions made and expectations reflected in the FLS are reasonable. There is no assurance that the underlying assumptions will prove to be correct and the actual future results may be different from expectations expressed above. These statements are not guarantees of future performance. Raptor Resources Holdings Inc. and Mabwe Minerals Inc. have no specific intention to update these statements.

Al Pietrangelo
President & CEO